UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): January 8, 2007
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
Effective January 8, 2007, MedCath Corporation (“MedCath” or “the Company”) announced that Gary C. Bell joined MedCath as chief development officer.
From 1993 until January 2007, Mr. Bell served as senior vice president of Health Management Associates, Inc. (HMA), a Naples, Florida-based operator of acute care hospitals in the Southeast and Southwest. From 1989 until joining HMA in 1993, Bell managed Mississippi Methodist Hospital and Rehabilitation Center, a spinal cord and orthopedic injury rehabilitation facility. Prior to 1989, he worked for Charter Medical Corp. and Universal Health Services, Inc. Mr. Bell is 59 years old.
Effective January 8, 2007, MedCath entered into an employment agreement with Mr. Bell. The agreement provides for an initial three-year term that is automatically renewed for successive one year terms unless either party provides notice of non-renewal at least 90 days prior to the end of the initial or any renewal term. Mr. Bell’s initial annual base salary under the agreement is $260,000. The agreement provides that Mr. Bell will participate in a bonus plan for fiscal 2007 which shall be the greater of up to 50% of his base salary for the year or an incentive compensation plan formula which relates to Mr. Bell’s productivity. The agreement further provides for Mr. Bell to participate in any other compensation plan or program maintained by the Company for senior executives as well as all employee fringe benefit, pension and welfare benefit programs which the Company makes available to senior executives. Mr. Bell’s compensation will be reviewed annually by the MedCath compensation committee.
Upon the termination of employment of Mr. Bell by the Company without cause, or upon a voluntary termination by Mr. Bell for good reason, the agreement provides for the following payments and benefits:
•	an amount equal to one times his annual base salary following termination or an amount equal to two times his annual base salary if such termination occurs upon a change in control or at any time within 12 months after a change in control;

•	earned but unpaid salary (including any awarded but unpaid bonus);

•	unreimbursed business expenses; and

•	continued coverage under the Company’s medical plan for a period ending on the earlier of (A) the first anniversary of the date of termination or (B) the date Mr. Bell becomes covered under a comparable plan of a new employer.
Upon termination by the Company with cause, or by Mr. Bell without good reason, the agreement provides for the following payments:
•	earned but unpaid salary (including any awarded but unpaid bonus);

•	unreimbursed business expenses.
The agreement contains non-competition and non-disclosure provisions. The non-disclosure provisions provide that Mr. Bell will not disclose confidential information regarding the Company and its subsidiaries and affiliates at any time during employment with the Company and following his termination of employment. The non-competition provisions provide that he will not, for a period of one year following the date of termination, compete with the Company by directly or indirectly becoming involved with a competitor of the Company. Furthermore, Mr. Bell agrees not to solicit employees of the Company for one year following the date of his termination of employment.
Item 9.01. Financial Statements and Exhibits.
Exhibit 99.1     Press Release dated January 8, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: January 10, 2007	By:	/s/ James E. Harris

James E. Harris Executive Vice President and Chief Financial Officer